Exhibit 99.4

The following table sets forth consolidated comprehensive income statement for the periods indicated. This data, which is unaudited, should be read in conjunction with, and is qualified in its entirety by reference to, the consolidated financial statements and accompanying notes included in Item 15. “Exhibits, Financial Statement Schedules” of Warnaco’s Annual Report on Form 10-K for the year ended December 31, 2011. Warnaco adopted ASU No. 2011-05, Presentation of Comprehensive Income, on January 1, 2012. The implementation of this update did not cause any material changes to Warnaco’s consolidated financial statements, other than the presentation of the consolidated statements of comprehensive income. The following consolidated comprehensive income statement for the years ended December 31, 2011, January 1, 2011 and January 2, 2010 is unaudited and is provided below to comply with the retrospective application requirement of ASU No. 2011-05.

Consolidated Statements of Comprehensive Income

(In thousands)	Year Ended
	December 31, 2011	January 1, 2011	January 2, 2010
	(unaudited)
Net Income	$127,193	$138,581	$98,498
Other comprehensive (loss) income, net of tax:
Foreign currency translation adjustments	(27,453)	(2,576)	35,573
Change in postretirement plans	(200)	(41)	(1,029)
Change in cash flow hedges	(2,090)	(820)	(699)
Other	110	12	16

Other comprehensive (loss) income, net of tax:	(29,633)	(3,425)	33,861

Total comprehensive income	97,560	135,156	132,359
Less: comprehensive (loss) attributable to redeemable non-controlling interest	(3,084)	—	—
Less: comprehensive income attributable to non-controlling interest	—	—	2,729

Total comprehensive income attributable to Warnaco	$100,644	$135,156	$129,630